THE BEAR STEARNS COMPANIES INC.
                                            IncomeNotes(SM)
                      With Maturities of Nine Months or More from Date of Issue

Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No.  4A
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: July 21, 2003
Issue Date: July 24, 2003
The date of this Pricing Supplement is July 21, 2003

-------------------------------------------------------------------------------------------------------------------------
                                            Price to    Discounts &                                    Interest
   CUSIP#    Interest Rate  Maturity Date    Public     Commissions  Reallowance    Dealer        Payment Frequency
-------------------------------------------------------------------------------------------------------------------------
  07387EAJ6       4.35%       7/15/2013      100.00%       1.50%        0.200%      98.90%               Semi
-------------------------------------------------------------------------------------------------------------------------
  07387EAK3       4.85%       7/15/2018      100.00%       2.00%        0.350%      98.40%             Monthly
-------------------------------------------------------------------------------------------------------------------------
  07387EAL1       5.15%       7/15/2023      100.00%       2.50%        0.350%      98.00%             Monthly
-------------------------------------------------------------------------------------------------------------------------

                                           Subject to Redemption
                                           ---------------------
-------------------------------------------------------------------------------------------------------------------------
                   First
    First        Interest                                                                     Aggregate
   Interest       Payment    Survivor's                                                       Principal
 Payment Date     Amount       Option   Yes/No         Date and Terms of Redemption            Amount      Net Proceeds
-------------------------------------------------------------------------------------------------------------------------
  1/15/2004       $20.66        Yes       No                        N/A                        $821,000       $808,685
-------------------------------------------------------------------------------------------------------------------------
  8/15/2003        $2.83        Yes       Yes   Commencing 7/15/2006 and on the interest        $70,000        $68,600
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par at
                                                the option of the Company on ten calendar
                                                days notice.
-------------------------------------------------------------------------------------------------------------------------
  8/15/2003        $3.00        Yes       Yes   Commencing 7/15/2008 and on the interest     $1,967,000     $1,917,825
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par at
                                                the option of the Company on ten calendar
                                                days notice.
-------------------------------------------------------------------------------------------------------------------------


At May 31, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.